EXHIBIT 11.1

CONSENT

OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated June 04, 2024, with respect to the consolidated balance sheets of Med-X Inc. as of December 31, 2023, and 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022 and the related notes to the consolidated financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

Our opinion covers subsequent events till January 27, 2025 and our audit report has been dual-dated for that effect.

SetApart Accountancy Corp

April 15, 2025

Los Angeles, California